EXHIBIT 11.1

                 MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
             STATEMENT RE COMPUTATION OF NET INCOME PER SHARE (1)
          Three and Six Month Periods Ended June 30, 1997 and 1996

                                Three Months Ended     Six Months Ended
                                     June 30,              June 30,
                                ------------------    ------------------
                                  1997       1996       1997       1996
                                 ------     ------     ------     ------
                            (In thousands of dollars, except per share data)

PRIMARY NET INCOME PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                 118,322    117,808    118,215    117,692
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method         1,272      1,123      1,258      1,208
                               --------   --------   --------   --------
  Adjusted shares outstanding   119,594    118,931    119,473    118,900
                               ========   ========   ========   ========
Net income                     $ 80,615   $ 62,650   $153,051   $121,110
                               ========   ========   ========   ========
Primary net income per share   $   0.67   $   0.53   $   1.28   $   1.02
                               ========   ========   ========   ========

FULLY DILUTED NET INCOME PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                 118,322    117,808    118,215   117,692
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method         1,413      1,126      1,428     1,208
                               --------   --------   --------  --------
  Adjusted shares outstanding   119,735    118,934    119,643   118,900
                               ========   ========   ========  ========
Net income                     $ 80,615   $ 62,650   $153,051  $121,110
                               ========   ========   ========  ========
Fully diluted net income per
 share                         $   0.67   $   0.53   $   1.28  $   1.02
                               ========   ========   ========  ========

(1) The current and prior year share and per share amounts have been adjusted to reflect the Company's two-for-one stock split in the form of a 100% stock dividend effective June 2, 1997.